EXHIBIT 99.1

GRANT PARK WEEKLY PERFORMANCE STATISTICS * 07/06/07
	Weekly ROR	MTD ROR	YTD ROR
Class A Units	3.44%	3.44%	9.59%
Class B Units	3.43%	3.43%	9.11%
* Subject to independent verification

      COMMENTARY FOR THE WEEK ENDED JULY 6, 2007

Grant Park reported trading gains during the 4th of July holiday week.  Positions in all sectors were profitable, with the largest gains coming from the currencies, stock indices, interest rates and energies.

Positions in the currency markets benefited from a weakening Japanese yen as investors continued to sell the yen in order to buy assets denominated in higher yielding currencies.  Positions in the cross-rates gained ground as the yen settled lower against the euro and the Australian dollar.  Comments from Bank of Japan officials acknowledging an increase in foreign exchange investment on behalf of Japanese retail investors also helped to send the yen lower.  Long positions in the Canadian dollar were profitable as a spike in energy prices boosted currencies from oil producing economies.

Global equity markets were higher the past week on a combination of merger activity and positive U.S. economic data.  The acquisition of Hilton Hotels by private equity group Blackstone was one of a handful of deals that helped push global share markets higher.  Reports that the U.S. economy added 132,000 new jobs during the month of June also gave a boost to share markets as investors interpreted the data to reflect a more robust economic outlook.  Economists had expected jobs to increase by approximately 120,000.  Long positions in the Hong Kong Hang Seng, S&P Composite Index and Nasdaq-100 were the biggest gainers.

The data on jobs resulted in gains for the interest rate sector as prices for Ten-year notes, bond and Eurodollars fell on the news.  Short positions in the foreign markets also gained ground after the LIFFE euribor and Euro bund contract closed lower.

Lastly, long positions in the energy complex were profitable after crude oil reached its highest level in 11-months on news that the Nigerian militant group responsible for a majority of the attacks on the country’s oil industry had called off a recent truce.  Short positions in natural gas were also profitable.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE.
HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL
 DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN
CAPITAL’S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.

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